INVESTMENT MANAGEMENT AGREEMENT
     AGREEMENT, dated January 14, 2011, between del Rey Global Investors Funds (the “Trust”), a Delaware statutory trust, on behalf of its series, del Rey Monarch Fund (the “Fund”) and del Rey Global Investors, LLC, a Delaware limited liability company (the “Adviser”).
     WHEREAS, the Board of Trustees of the Trust has established and designated the Fund as a series of the Trust, an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);
     WHEREAS, the Adviser has agreed to furnish investment advisory services to the Fund; and
     WHEREAS, this Agreement has been approved in accordance with the provisions of the 1940 Act, and the Adviser is willing to furnish such services upon the terms and conditions herein set forth.
     NOW, THEREFORE, in consideration of the mutual premises and covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed by and between the parties hereto as follows:
     1. In General. The Adviser agrees, all as more fully set forth herein, to act as investment adviser to the Fund with respect to the investment of the Fund’s assets and to supervise and arrange for the day to day operations of the Fund and the purchase of securities for and the sale of securities held in the investment portfolio of the Fund.
     2. Duties and Obligations of the Adviser with Respect to Investment of Assets of the Fund. Subject to the succeeding provisions of this section and subject to the direction and control of the Trust’s Board of Trustees, the Adviser shall (i) act as investment adviser for and supervise and manage the investment and reinvestment of the Fund’s assets and in connection therewith have complete discretion in purchasing and selling securities and other assets for the Fund and in voting, exercising consents and exercising all other rights appertaining to such securities and other assets on behalf of the Fund; (ii) supervise continuously the investment program of the Fund and the composition of its investment portfolio; (iii) arrange for the purchase and sale of securities and other assets held in the investment portfolio of the Fund; and (iv) provide investment research to the Fund.
     3. Covenants. (a) In the performance of its duties under this Agreement, the Adviser shall at all times conform to, and act in accordance with, any requirements imposed by: (i) the provisions of the 1940 Act and the Investment Advisers Act of 1940, as amended, and all applicable Rules and Regulations of the Securities and Exchange Commission; (ii) any other applicable provision of law; (iii) the provisions of the Declaration of Trust and By Laws of the Trust, as such documents are amended from time to time; (iv) the investment objectives and policies of the Fund as set forth in its Registration Statement on Form N-1A and/or the resolutions of the Board of Trustees; and (v) any policies and determinations of the Board of Trustees of the Trust and
     (b) In addition, the Adviser will:

     (i) place orders either directly with the issuer of the securities in which it invests or with any broker or dealer. Subject to the other provisions of this paragraph, in placing orders with brokers and dealers, the Adviser will attempt to obtain the best price and the most favorable execution of its orders. In placing orders, the Adviser will consider the experience and skill of the firm’s securities traders as well as the firm’s financial responsibility and administrative efficiency. Consistent with this obligation, the Adviser may select brokers on the basis of the research, statistical and pricing services they provide to the Fund and other clients of the Adviser. Information and research received from such brokers will be in addition to, and not in lieu of, the services required to be performed by the Adviser hereunder. A commission paid to such brokers may be higher than that which another qualified broker would have charged for effecting the same transaction, provided that the Adviser determines in good faith that such commission is reasonable in terms either of the transaction or the overall responsibility of the Adviser to the Fund and its other clients and that the total commissions paid by the Fund will be reasonable in relation to the benefits to the Fund over the long term. Subject to the foregoing and the provisions of the 1940 Act, the Securities Exchange Act of 1934, as amended, and other applicable provisions of law, the Adviser may select brokers and dealers with which it or the Trust is affiliated; and
     (ii) treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund, and the Fund’s prior, current or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where the Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.
     4. Services Not Exclusive. Nothing in this Agreement shall prevent the Adviser or any officer, employee or other affiliate thereof from acting as investment adviser for any other person, firm or corporation, or from engaging in any other lawful activity, and shall not in any way limit or restrict the Adviser or any of its officers, employees or agents from buying, selling or trading any securities for its or their own accounts or for the accounts of others for whom it or they may be acting; provided, however, that the Adviser will undertake no activities which, in its judgment, will adversely affect the performance of its obligations under this Agreement.
     5. Sub-Advisers. The Adviser may from time to time, in its sole discretion to the extent permitted by applicable law, appoint one or more sub-advisers, including, without limitation, affiliates of the Adviser, to perform investment advisory services with respect to the Fund. The Adviser may terminate any or all sub-advisers in its sole discretion at any time to the extent permitted by applicable law.
     6. Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Adviser hereby agrees that all records which it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any such records upon the Trust’s request. The Adviser further agrees to preserve for the periods prescribed by Rule

31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 and Rule 31a-2 under the 1940 Act.
     7. Expenses. During the term of this Agreement, the Adviser will bear all costs and expenses of its employees and any overhead incurred in connection with its duties hereunder and shall bear the costs of any salaries or trustees’ fees of any officers or trustees of the Trust who are affiliated persons (as defined in the 1940 Act) of the Adviser; provided that the Board of Trustees of the Trust may approve reimbursement to the Adviser of the pro rata portion of the salaries, bonuses, health insurance, retirement benefits and all similar employment costs for the time spent on Fund operations, (including, without limitation, compliance matters) (other than the provision of investment advice required to be provided hereunder) of all personnel employed by the Adviser who devote substantial time to Fund operations or the operations of other investment companies advised by the Adviser.
     8. Compensation of the Adviser. (a) The Trust, on behalf of the Fund, agrees to pay to the Adviser and the Adviser agrees to accept as full compensation for all services rendered by the Adviser as such, a monthly fee (the “Investment Advisory Fee”) in arrears at an annual rate equal to the amount set forth in Schedule A hereto of the average daily value of the Fund’s Net Assets. “Net Assets” means the total assets of the Fund minus the sum of the accrued liabilities. For any period less than a month during which this Agreement is in effect, the fee shall be prorated according to the proportion which such period bears to a full month of 28, 29, 30 or 31 days, as the case may be.
          (b) For purposes of this Agreement, the net assets of the Fund shall be calculated pursuant to the procedures adopted by resolutions of the Trustees of the Trust for calculating the value of the Fund’s assets or delegating such calculations to third parties.
     9. Indemnity. (a) The Fund may, in the discretion of the Board of Trustees of the Trust, indemnify the Adviser, and each of the Adviser’s directors, officers, employees, agents, associates and controlling persons and the directors, partners, members, officers, employees and agents thereof (including any individual who serves at the Adviser’s request as director, officer, partner, member, trustee or the like of another entity) (each such person being an “Indemnitee”) against any liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees (all as provided in accordance with applicable state law) reasonably incurred by such Indemnitee in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or investigative body in which such Indemnitee may be or may have been involved as a party or otherwise or with which such Indemnitee may be or may have been threatened, while acting in any capacity set forth herein or thereafter by reason of such Indemnitee having acted in any such capacity, except with respect to any matter as to which such Indemnitee shall have been adjudicated not to have acted in good faith in the reasonable belief that such Indemnitee’s action was in the best interest of the Trust and furthermore, in the case of any criminal proceeding, so long as such Indemnitee had no reasonable cause to believe that the conduct was unlawful; provided, however, that (1) no Indemnitee shall be indemnified hereunder against any liability to the Trust or the Fund or its shareholders or any expense of such Indemnitee arising by reason of (i) willful misfeasance, (ii) bad faith, (iii) gross negligence or (iv) reckless disregard of the duties involved in the conduct of such Indemnitee’s position (the conduct referred to in such clauses (i) through (iv) being sometimes referred to herein as “disabling conduct”), (2) as to any matter disposed of by settlement or a compromise payment by such Indemnitee, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless there has been a determination that such settlement or compromise is in the best interests of the Fund and that such Indemnitee appears to have acted in good faith in the reasonable belief that such Indemnitee’s action was in the best interest of the Fund and did not involve disabling conduct by such Indemnitee and (3) with respect to any action, suit or other proceeding voluntarily prosecuted by any Indemnitee as plaintiff, indemnification shall be mandatory only if the prosecution of such action, suit or other proceeding by such Indemnitee was authorized by a majority of the full Board of Trustees of the Trust.
          (b) The Fund may make advance payments in connection with the expenses of defending any action with respect to which indemnification might be sought hereunder if the Trust receives a written affirmation of the Indemnitee’s good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to reimburse the Fund unless it is subsequently determined that such Indemnitee is entitled to such indemnification and if the Trustees of the Trust determine that the facts then known to them would not preclude indemnification. In addition, at least one of the following conditions must be met: (A) the Indemnitee shall provide security for such Indemnitee undertaking, (B) the Trust shall be insured against losses arising by reason of any unlawful advance, or (C) a majority of a quorum consisting of Trustees of the Trust who are neither “interested persons” of the Trust (as defined in Section 2(a)(19) of the 1940 Act) nor parties to the proceeding (“Disinterested Non Party Trustees”) or an independent legal counsel in a written opinion, shall determine, based on a review of readily available facts (as opposed to a full trial type inquiry), that there is reason to believe that the Indemnitee ultimately will be found to be entitled to indemnification.
          (c) All determinations with respect to the standards for indemnification hereunder shall be made (1) by a final decision on the merits by a court or other body before whom the proceeding was brought that such Indemnitee is not liable or is not liable by reason of disabling conduct, or (2) in the absence of such a decision, by (i) a majority vote of a quorum of the Disinterested Non Party Trustees of the Trust, or (ii) if such a quorum is not obtainable or, even if obtainable, if a majority vote of such quorum so directs, independent legal counsel in a written opinion. In the absence of a final determination on the merits by a court as set out in clause (1) above, any determinations that advance payments made pursuant to Section 9(b) were properly borne by the Fund shall be made in accordance with the immediately preceding clause (2) above.
     The rights accruing to any Indemnitee under these provisions shall not exclude any other right to which such Indemnitee may be lawfully entitled.
     10. Limitation on Liability. The Adviser will not be liable for any error of judgment or mistake of law or for any loss suffered by the Adviser or by the Fund in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its duties under this Agreement. As used in this Section 10, the term “Adviser”

shall include any affiliates of the Adviser performing services for the Fund contemplated hereby and partners, directors, officers and employees of the Adviser and of such affiliates.
     11. Duration and Termination. This Agreement shall become effective as of the date hereof and, unless sooner terminated with respect to the Fund as provided herein, shall continue in effect for a period of two years. Thereafter, if not terminated, this Agreement shall continue in effect with respect to the Fund for successive periods of 12 months, provided such continuance is specifically approved at least annually by both (a) the vote of a majority of the Trust’s Board of Trustees or the vote of a majority of the outstanding voting securities of the Fund at the time outstanding and entitled to vote, and (b) by the vote of a majority of the Trustees who are not parties to this Agreement or interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval. Notwithstanding the foregoing, this Agreement may be terminated by the Trust, on behalf of the Fund, at any time, without the payment of any penalty, upon giving the Adviser 60 days’ notice (which notice may be waived by the Adviser), provided that such termination by the Trust, on behalf of the Fund, shall be directed or approved by the vote of a majority of the Trustees of the Trust in office at the time or by the vote of the holders of a majority of the voting securities of the Fund at the time outstanding and entitled to vote, or by the Adviser on 60 days’ written notice (which notice may be waived by the Trust, on behalf of the Fund). This Agreement will also immediately terminate in the event of its assignment. (As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested person” and “assignment” shall have the same meanings of such terms in the 1940 Act.)
     12. Notices. Any notice under this Agreement shall be in writing to the other party at such address as the other party may designate from time to time for the receipt of such notice and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid.
     13. Amendment of this Agreement. This Agreement may be amended by the parties only if such amendment is specifically approved by the vote of the Board of Trustees of the Trust, including a majority of those Trustees who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval and, where required by the 1940 Act, by a vote of a majority of the outstanding voting securities of the Fund.
     14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York for contracts to be performed entirely therein without reference to choice of law principles thereof and in accordance with the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of New York, or any of the provisions, conflict with the applicable provisions of the 1940 Act, the latter shall control.
     15. Use of the Name del Rey Global Investors. The Adviser has consented to the use of the name or identifying words “del Rey Global Investors” in the name of the Trust and the Fund. Such consent is conditioned upon the employment of the Adviser as the investment adviser to the Fund and may be subject to a separate agreement between the parties. The name or identifying words “del Rey Global Investors” may be used from time to time in other connections and for other purposes by the Adviser and any of its affiliates. The Adviser may require the Trust and the Fund to cease using “del Rey Global Investors” in the name of the Trust and the Fund if the Fund ceases to employ, for any reason, the Adviser, any successor thereto or any affiliate thereof as investment adviser of the Fund.
     16. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on, and shall inure to the benefit of the parties hereto and their respective successors.
     17. Counterparts. This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original counterpart, and all of which, together, shall constitute one Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers, all as of the day and the year first above written.

DEL REY GLOBAL INVESTORS FUNDS, on behalf of its series, DEL REY MONARCH FUND

By:	/s/ Gerald W. Wheeler
Name: Gerald W. Wheeler
Title: President

DEL REY GLOBAL INVESTORS, LLC

By:	/s/ Gerald W. Wheeler
Name: Gerald W. Wheeler
Title: Chief Operating Officer

Schedule A
Investment Advisory Fee

FUND	FEE

del Rey Monarch Fund	0.90%

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